Exhibit 21

Direct and Indirect Operating Subsidiaries
of FirstMerit Corporation*

Citizens Savings Corporation of Stark County
FirstMerit Bank, National Association
— FirstMerit Equipment Finance, Inc.
— FirstMerit Foundation, Inc.
— FirstMerit Insurance Agency, Inc.
— FirstMerit Insurance Group, Inc.
— FirstMerit Mortgage Corporation
— FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)
— FirstMerit Moss Creek Ventures, LLC
— FirstMerit Securities, Inc.
— FirstMerit Advisors, Inc.
— FirstMerit Title Agency, Ltd.
— FMRC, Inc. (Delaware)
— FMSC, Inc. (Delaware)
— FMTP, LLC (Delaware)
— Mobile Consultants, Inc.
— Cumberland Trail Development LLC
— Cumberland Trail Golf Course LLC
— CPHCSUB, LLC
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FMT, Inc. (Delaware)

*	Unless otherwise indicated, state of formation is Ohio.